EXHIBIT 10.1
2014 Executive Performance Incentive Plan
On September 9, 2013, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the 2014 Executive Performance Incentive Plan (the “Executive Performance Incentive Plan”). All executive officers and other senior management selected by the Chief Executive Officer will participate in the Executive Performance Incentive Plan. Bonus payments under the Executive Performance Incentive Plan are calculated and paid as follows:
1. Each participant’s Fiscal 2014 Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:

•	Base Salary — the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
2. Each participant’s Fiscal 2014 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable quarter plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable quarter compared to the same quarter in the prior fiscal year.1 The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT is equal to or less than 20% of revenue for the applicable quarter, the Bonus Payout Factor shall be zero for that quarter, even if the Company has revenue growth for that quarter. The Bonus Payout Factor can range from 0% to 300%.
The Compensation Committee adopted the following Bonus Payout Factor tables under the 2014 Executive Performance Incentive Plan:

50% of Bonus Based on OPBT/Revenue	Bonus Payout Factor
20%	0%
30%	100%
35%	200%
40%	300%

50% of Bonus Based on Revenue Growth	Bonus Payout Factor
0%	0%
8%	100%
18%	200%
28%	300%

1	In order to facilitate a comparison of fiscal quarters for purposes of the revenue growth element of the plan, all 14-week quarters will be normalized to a 13-week quarter.
The Bonus Payout Factor is determined quarterly and will be linearly interpolated between the values specified in the tables above. For example, if OPBT for a quarter is 32% of revenue (which would result in a Bonus Payout Factor of 140% for that element) and revenue growth for the quarter compared to the same quarter in the prior fiscal year was 11% (which would result in a Bonus Payout Factor of 130% for that element), then the Bonus Payout Factor for the quarter would be 135% which is the sum of 50% of the OPBT factor of 140% and 50% of the revenue growth factor of 130%. The Bonus Payout Factor is also used to determine the bonuses paid to all other employees of the Company under the Company’s 2014 Bonus Plan for Employees.
A participant’s bonus for a quarter shall be equal to the product obtained by multiplying a participant’s Fiscal 2014 Bonus Target for the quarter by the Bonus Payout Factor for that quarter. Each participant’s Fiscal 2014 Bonus Payment can range from zero to three times his or her Fiscal 2014 Bonus Target.
3. Fiscal 2014 bonus payments, if any, under the Executive Performance Incentive Plan will be calculated at the end of each fiscal quarter and distributed after the first half and second half of fiscal year 2014. The bonus payment for the first half of Fiscal 2014 will be paid on or before June 30, 2014 and the bonus payment for the second half of Fiscal 2014 will be paid on or before December 31, 2014.
4. Executives are eligible for a bonus payment with respect to their first full fiscal quarter of employment, so long as they remain actively employed by the Company on the applicable bonus payment date in June or December. For example, an executive hired during the first quarter would only be eligible for a bonus payment with respect to the second quarter, so long as he or she was still actively employed on the June payment date.